EXHIBIT 23.1

CONSENT OF WEINICK SANDERS LEVENTHAL & CO., LLP
(INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

We consent to the use in Amendment No. 1 to the Current Report on Form 8-K of Merisel, Inc. under the Securities Act of 1933 of our report dated July 6, 2005 on the combined financial statements of Color Edge, Inc. and Affiliates as at and for the year ended December 31, 2004, of our report dated June 18, 2004 (except as to Note 14 as to which the date is July 6, 2005) on the restated combined financial statements of Color Edge, Inc. and Affiliates as at and for the year ended December 31, 2003 and to the reference to our firm under the heading “experts”.

/s/ WEINICK SANDERS LEVENTHAL & CO., LLP

New York, N. Y.
August 14, 2005